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                                                                     EXHIBIT 3.4

                                    AMENDMENT

                                     TO THE

                           AMENDED AND RESTATED BYLAWS

                                       OF

                          MEDICAL SCIENCE SYSTEMS, INC.

                     ---------------------------------------

        Pursuant to the provisions of Art. 2.23 of the Texas Business Corporation Act, the undersigned corporation adopts, following a majority shareholder vote at the annual meeting, the following Amendment to its Amended and Restated Bylaws:

        1. ARTICLE II of the Amended and Restated Bylaws is hereby amended to read as follows:

                                   "ARTICLE II
                             MEETING OF SHAREHOLDERS
                                      . . .
               Section 3. Special Meetings. Special meetings of the shareholders may be called by the Chairman of the Board, the President or the Board of Directors. Special meetings of shareholders shall be called by the Secretary upon the written request of the holders of shares entitled to cast not less than 50% of all the votes entitled to be cast at such a meeting. Such request shall state the purpose or purposes of such meeting and the matters proposed to be acted on thereat. Upon receipt of such request and any notice required by Sections 8 and/or 9 of Article II, the Board of Directors shall set a date for the special meeting, set a record date in accordance with Article II, Section 5, and shall cause an appropriate officer of the Corporation to give the notice required under Article II, Section 4.

                                            .  .  .

               Section 8.    Nomination of Directors.

                                            .  .  .

               (b) Subject to the rights of holders of any class or series of stock having a preference over Common Stock of the Corporation as to dividends or upon liquidation



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        to elect directors under specified circumstance, nominations of persons for election to the Board of Directors may be made only (a) by the Board of Directors or a committee appointed by the Board of Directors or (b) by any shareholder who is a shareholder of record at the time of giving of the shareholder's notice provided for in this Section 8, who shall be entitled to vote at such meeting and who complies with the notice procedures set forth in this Section 8. A shareholder wishing to nominate one or more individuals to stand for election in the election of members of the Board of Directors at an annual or special meeting must provide written notice thereof to the Board of Directors no more than one hundred twenty (120) days and no fewer than sixty (60) days before the annual or special meeting called to effect the election. A shareholder's notice shall set forth (i) the name and address, as they appear on the Corporation's books, of the shareholder making the nomination or nominations; (ii) such information regarding the nominee(s) proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee(s) been nominated or intended to be nominated by the Board of Directors; (iii) a representation of the shareholder as to the class and number of shares of capital stock of the Corporation that are beneficially owned by such shareholder, and the shareholder's intent to appear in person or by proxy at the meeting to propose such nomination; and (iv) the written consent of the nominee(s) to serve as a member of the Board of Directors if so elected. No shareholder nomination shall be effective unless made in accordance with the procedures set forth in this Section 8. The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a shareholder nomination was not made in accordance with the provisions of the Amended and Restated Bylaws, and if the chairman should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

               Section 9.    Proposals of Shareholders.

               (b) At any meeting of shareholders, there shall be conducted only such business as shall have been brought before the meeting (a) by or at the discretion of the Board of Directors or (b) by any shareholder of the Corporation who is a shareholder of record at the time of giving of the shareholder's notice provided for in this Section 9, who shall be entitled to vote at such meeting and who complies with the notice procedure set forth in this Section 9. For business to be properly brought before a meeting of shareholders by a shareholder, the shareholder shall have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a shareholder's notice shall be delivered to or mailed and received at the principal executive offices of the Corporation no more than one hundred twenty (120) days and no fewer than sixty (60) days before such a meeting. A shareholder's notice shall set forth as to each matter proposed to be brought before the meeting: (1) a brief description of the business desired to be brought before the meeting, the reasons for conducting such



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        business at the meeting and, in the event that such business includes a proposal regarding the amendment of either the Amended and Restated Articles of Incorporation or Amended and Restated Bylaws of the Corporation, the language of the proposed amendment; (2) the name and address, as they appear on the Corporation's books, of the shareholder proposing such business; (3) a representation of the shareholder as to the class and number of shares of capital stock of the Corporation that are beneficially owned by such shareholder, and the shareholder's intent to appear in person or by proxy at the meeting to propose such business; and (4) any material interest of such shareholder in such proposal or business. Notwithstanding anything in these Amended and Restated Bylaws to the contrary, no business shall be conducted at a shareholders meeting unless brought before the meeting in accordance with the procedure set forth in this Section 9. The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meting and in accordance with the provisions of the Amended and Restated Bylaws, and if the chairman should so determine, the chairman shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted."


Dated May 6, 1997                         MEDICAL SCIENCE SYSTEMS, INC.


                                          By:
                                                -------------------------------
                                                Paul J. White
                                          Its:  President


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